Exhibit 10.4

Representative Agreement

THIS AGREEMENT is between Spelt Group Corp., hereinafter referred to as "Company", and “Art Modul Plus”, hereinafter referred to as "Sales Representative".

WHEREAS, Company is engaged in the marketing and sale of Services and WHEREAS, Sales Representative desires to sell Company's services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, it is agreed as follows:

1. Company hereby appoints Sales Representative as an authorized non-exclusive independent representative to sell and promote all services provided by Company in the following geographical area: Baden-Wurttemberg, Deutschland, hereinafter referred to as "Territory".

2. Agent shall devote such time, energy and skill on a regular and consistent basis as is necessary to sell and promote the sale of Company's services in the Territory during the term of this Agreement. Monthly Sales Reports will be mandatory. Sales Representative's sales and promotional efforts shall be directed toward the following:

The aforementioned customers are intended only to be examples of the nature and type of market to which Company desires that its services be sold and should not be construed as a limitation upon the contracts that can be made by Sales Representative under this Agreement within the designated market. In addition to the foregoing, Sales Representative shall assist Company and shall perform any and all services required or requested in connection with Company's business, including, but not limited to, such services of an advisory nature as may be requested from time to time by Company. Sales Representative shall submit Monthly reports, or at any time upon Company's request, submit appropriate documentation of any and all sales and promotional efforts performed and to be performed for Company pursuant to this Agreement.

3. For each contract for the performance of Company's services as arranged by Sales Representative under this Agreement, Sales Representative shall be entitled to a commission as follows:

a. (10%) percent of contract billing during the first 30 days;

b. (15%) percent of contract billing during the first year;

c. (5%) percent of contract billing raise according to performance, and for any year thereafter.

The commission rates and time periods set forth in this paragraph shall commence as of the date of the first invoice on the contract; provided, however that no commission will be due and payable to Sales Representative until (30) days from receipt of payment of Company from any customer on the contract for any underlying invoice. Commissions will be paid on fees for services rendered by shall not include freight, supplies, and other charges incidental to the performance of said services. For purposes of this Agreement, "Contract" shall mean any agreement and/or order of Company's services sold or arranged by Sales Representative. Any and all commissions payable to Company to Sales Representative under this Agreement shall terminate on the day of the full month after termination of this Agreement and Company shall then be discharged and released of any further obligation to pay commissions to Sales Representative under this Agreement.

4. During the term of this Agreement or within year(s) after its termination, Sales Representative, or any agents or representatives under Sales Representative's control, shall not compete with Company, directly or indirectly, for Sales Representative or on behalf of any other person, firm, partnership, corporation or other entity in the sale or promotion of services the same as or similar to Company's services within the Territory. Under no circumstances and at no time shall Sales Representative disclose to any person any of the secrets, methods or systems used by Company in its business. All customer lists, brochures, reports, and other such information of any nature made available to Sales Representative by virtue of Sales Representative's association with Company shall be held in strict confidence during the term of this Agreement and after its termination.

5. This Agreement shall not create a partnership, joint venture, agency, employer/employee or similar relationship between Company and Sales Representative. Sales Representative shall be an independent contractor. Sales Representative shall not be considered an employee of Company. Sales Representative shall be free to utilize his time, energy and skill in such manner as he deems advisable to the extent that he is not otherwise obligated under this Agreement.

6. Sales Representative shall bear any and all costs or expenses incurred by Sales Representative to perform his obligation under this Agreement, including, but not limited to, vehicle insurance, travel expenses and telephone expenses.

7. The rights and duties of Sales Representative under this Agreement are personal and may not be assigned or delegated without prior written consent of Company.

8. Sales Representative is not authorized to extend any warranty or guarantee or to make representations or claims with respect to Company's services without express written authorization from Company.

9. Sales Representative shall indemnify and hold Company harmless of and from any and all claims or liability arising as a result of negligent, intentional or other acts of Sales Representative or his agent or representatives.

10. Company shall indemnify and hold Sales Representative harmless of and from any and all liability attributable solely to the negligent, intentional or other acts of Company or its employees.

11. Any notice under this Agreement shall be deemed given on the third business day following the mailing of any such notice, postage paid, to the Company’s and Sales Representative’s address accordingly.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the day 30 of November , 2015, to become effective immediately.

/s/ Elena Petrova            Date 11/30/2015

“Company”

/s/ Sarah Saller              Date 11/30/2015

“Sales Representative”